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                                                                     EXHIBIT 4.3

                        THERMADYNE HOLDINGS CORPORATION
                        1996 EMPLOYEE STOCK OPTION PLAN

     INTRODUCTION. Thermadyne Holdings Corporation, a Delaware corporation (the "Company"), hereby establishes the Thermadyne Holdings Corporation 1996 Employee Stock Option Plan (the "Plan"), effective on the Effective Date (as defined below).

     1. PURPOSE. The purposes of the Plan are (i) to provide a means by which employees can acquire or increase equity ownership in the Company, thereby strengthening their commitment to the success of the Company and stimulating their efforts on behalf of the Company, (ii) to encourage shareholder perspectives through employee stock ownership, and (iii) to assist the Company in attracting new employees and retaining existing employees.

     2. DEFINITIONS.

     As used in the Plan, terms defined parenthetically immediately after their use have the respective meanings provided by such definitions and the terms set forth below have the following meanings (such meanings to be applicable to both the singular and plural forms):

     (a) "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used in this definition, "control" means the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     (b) "Award" means options, including incentive stock options, granted under the Plan.

     (c) "Award Agreement" means the written agreement by which any Award shall be evidenced.

     (d) "Board" means the Board of Directors of the Company.

     (e) "Change of Control" means any one or more of the following:

          (i) the acquisition or holding by any Person or "group" within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act (other than by the Company or any Subsidiary, any employee benefit plan of the Company or a Subsidiary, Fidelity or Magten) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 30% or more of the then-outstanding Stock; except that no such Person or group shall be deemed to own beneficially (1) any securities held by the Company or a Subsidiary or any employee benefit plan (or any related trust) of the Company or a Subsidiary, and (2) any securities acquired pursuant to a benefit plan of the Company or a Subsidiary; provided, however, that no Change of Control shall be deemed to have occurred solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than 70% of the then-outstanding common shares of such corporation are then-beneficially owned, directly or indirectly, by the Persons who were the beneficial owners of the Stock immediately before such acquisition in substantially the same proportions as their respective ownership, immediately before such acquisition, of the then-outstanding Stock; or

          (ii) the acquisition or holding by Fidelity or Magten of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 60% or more of the then-outstanding Stock; except that no such Person shall be deemed to own beneficially (1) any securities held by the Company or a Subsidiary or any employee benefit plan (or any related trust) of the Company or a Subsidiary, and (2) any securities acquired pursuant to a benefit plan of the Company or a Subsidiary; or

          (iii) individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided that any individual who becomes a director after the Effective Date whose election or nomination for election by the Company's stockholders

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     was approved by at least a majority of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 under the 1934 Act)) shall be deemed to be members of the Incumbent Board; or

          (iv) approval by the stockholders of the Company of (A) a merger, reorganization or consolidation with respect to which Persons who were the respective beneficial owners of the Stock immediately before such merger, reorganization or consolidation do not, immediately thereafter, beneficially own, directly or indirectly, more than 70% of the then-outstanding common shares of the corporation resulting from such merger, reorganization or consolidation, (B) a liquidation or dissolution of the Company or (C) the sale or other disposition of all or substantially all of the assets of the Company.

     (f) "Code" means the Internal Revenue Code of 1986, as amended, and regulations and rulings thereunder. References to a particular section of the Code include references to successor provisions.

     (g) "Committee" means the committee of the Board appointed pursuant to
Section 4(a).

     (h) "Company" -- see the introductory paragraph.

     (i) "Disability" means, for purposes of the exercise of an incentive stock option after termination of employment, a disability within the meaning of
Section 22(e)(3) of the Code, and for all other purposes, a mental or physical condition which, in the judgment of the Committee, renders a Grantee unable or incompetent to carry out the job responsibilities which such Grantee held or the tasks to which such Grantee was assigned at the time the disability was incurred, and which is expected to be permanent or for an indefinite duration exceeding one year.

     (j) "Disqualifying Disposition" -- see Section 6(c)(v).

     (k) "Effective Date" means October 26, 1995.

     (l) "Fair Market Value" of a security means, as of any applicable date:

          (i) if the security is listed for trading on a national securities exchange or the NASDAQ National Market, the closing price, regular way, of the security as reported on the consolidated transaction reporting system applicable to such security, or if no such reported sale of the security shall have occurred on such date, on the next preceding date on which there was such a reported sale, or

          (ii) if the security is not listed for trading on a national securities exchange or the NASDAQ National Market, but is listed on the NASDAQ SmallCap Market, the average of the closing bid and asked prices, regular way, on the NASDAQ SmallCap Market or, if no such prices have been so reported for such date, on the latest preceding date for which such prices were so reported, or

          (iii) if the security is not listed for trading on a national securities exchange, the NASDAQ National Market or the NASDAQ SmallCap Market, the fair market value of the security as determined in good faith by the Board.

     (m) "Fidelity" means one or more funds or accounts managed or advised by Fidelity Management Research Company or its Affiliates.

     (n) "Grant Date" -- see Section 6(a)(i).

     (o) "Grantee" means an individual who has been granted an Award.

     (p) "Immediate Family" means, with respect to a particular Grantee, such Grantee's spouse, children and grandchildren.

     (q) "including" or "includes" means "including, without limitation," or "includes, without limitation," respectively.

     (r) "Magten" means one or more funds or accounts managed or advised by Magten Asset Management Corporation or its Affiliates.

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     (s) "Minimum Consideration" means $.01 per share of Stock or such other amount that is from time to time considered to be capital for purposes of
Section 154 of the Delaware General Corporation Law.

     (t) "1934 Act" means the Securities Exchange Act of 1934. References to a particular section of, or rule under, the 1934 Act include references to successor provisions.

     (u) "Option Price" means the per share exercise price of Stock subject to an option.

     (v) "Option Term" means, in respect of a stock option, the period beginning on the Grant Date of such option and ending on the expiration date of such option as specified in the Award Agreement for such option and as may, in the discretion of the Committee and consistently with the provisions of the Plan, be extended from time to time prior to the expiration date then in effect.

     (w) "Person" means any individual, sole proprietorship, corporation, partnership, limited liability company, trust, unincorporated association, mutual company, joint stock company, estate, union, employee organization, or government or agency or political subdivision thereof.

     (x) "Plan" -- see the introductory paragraph.

     (y) "Retirement" means a termination of employment with the Company and its Subsidiaries at any time after attaining age 62.

     (z) "SEC" means the Securities and Exchange Commission.

     (aa) "Section 16 Person" means a person who is subject to potential liability under Section 16(b) of the 1934 Act with respect to transactions involving equity securities of the Company.

     (ab) "Stock" means the common stock, $.01 par value, of the Company.

     (ac) "Subsidiary" means, for purposes of grants of incentive stock options, a corporation as defined in Section 424(f) of the Code (with the Company being treated as the employer corporation for purposes of this definition) and, for all other purposes, a United States or foreign corporation with respect to which the Company owns, directly or indirectly, 25% or more of the then-outstanding common shares.

     (ad) "10% Owner" means a Person who owns stock (including stock treated as owned under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary.

     3. SCOPE OF THE PLAN. Subject to Sections 3 and 20, an aggregate of 300,000 shares of Stock are hereby made available and are reserved for delivery pursuant to the Plan. Such shares may be treasury shares or newly-issued shares. If and to the extent an Award expires or terminates for any reason without having been exercised in full (including a cancellation and regrant of an option), the shares of Stock associated with such Award shall become available for other Awards.

     4. ADMINISTRATION.

     (a) Subject to Section 4(b), the Plan shall be administered by a committee ("Committee") which shall consist of not less than three persons who are directors of the Company and qualify as "outside directors" as defined for purposes of the regulations under Code Section 162(m). Membership on the Committee shall from time to time be increased or decreased and shall be subject to such conditions, in each case as the Board deems appropriate to permit transactions in Stock pursuant to the Plan to be exempt from potential liability under Section 16(b) of the 1934 Act pursuant to SEC Rule 16b-3 thereunder.

     (b) The Board may reserve to itself or delegate to another committee of the Board any or all of the authority of the Committee with respect to Awards to Grantees who are not Section 16 Persons at the time any such delegated authority is exercised. Such other committee may consist of two or more directors who may, but need not be, officers or employees of the Company or a Subsidiary. To the extent that the Board has reserved to itself or delegated to such other committee the authority of the Committee, all references to the Committee in the Plan shall be to the Board or such other committee.

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     (c) Subject to the express provisions of the Plan, the Committee has full and final authority and sole discretion as follows:

          (i) to determine when and to whom Awards should be granted and the terms and conditions applicable to each Award;

          (ii) to interpret the Plan and to make all determinations necessary or advisable for the administration of the Plan;

          (iii) to make, amend, and rescind rules relating to the Plan, including rules with respect to the exercisability of Awards upon the termination of employment of a Grantee;

          (iv) to determine the terms and conditions of all Award Agreements (which need not be identical) and, with the consent of the Grantee, to amend any such Award Agreement at any time, among other things, to permit transfers of such Awards to the extent permitted by the Plan; provided that the consent of the Grantee shall not be required for any amendment which
     (A) does not adversely affect the rights of the Grantee, or (B) is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any new or change in existing applicable law;

          (v) to cancel, with the consent of the Grantee, outstanding Awards and to grant new Awards in substitution therefor;

          (vi) to accelerate the exercisability (including exercisability within a period of less than one year after the Grant Date) of, and to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time, including in connection with a termination of employment;

          (vii) subject to Section 6(a)(ii) and 6(c)(i), to extend the time during which any Award or group of Awards may be exercised;

          (viii) to make such adjustments or modifications to Awards to Grantees working outside the United States as are advisable to fulfill the purposes of the Plan;

          (ix) to impose such additional terms and conditions upon the grant or exercise of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including limiting the percentage of Awards which may from time to time be exercised by a Grantee; and

          (x) to take any other action with respect to any matters relating to the Plan for which it is responsible.

The determination of the Committee on all matters relating to the Plan or any Award Agreement shall be final. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award.

     5. ELIGIBILITY. The Committee may in its discretion grant Awards to any full-time employee (including any officer) of the Company or any Subsidiary. A Grantee may, if otherwise eligible, be granted any additional Awards.

     6. CONDITIONS TO GRANTS.

     (a) General Conditions.

          (i) The Grant Date of an Award shall be the date on which the Committee grants the Award or such later date as specified in advance by the Committee.

          (ii) Any provision of the Plan to the contrary notwithstanding, the Option Term shall under no circumstances extend more than 10 years after the Grant Date, and shall be subject to earlier termination as herein provided.

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          (iii) To the extent not set forth in the Plan, the terms and conditions of each Award shall be set forth in an Award Agreement.

          (iv) The number of shares for which options may be granted to any Grantee in any calendar year shall not exceed 100,000.

     (b) Grant of Options. No later than the Grant Date of any option, the Committee shall determine the Option Price of such option. The Option Price of an option shall not be less than 100% (110% in the case of an incentive stock option granted to a 10% Owner) of the Fair Market Value of the Stock on the Grant Date.

     (c) Grant of Incentive Stock Options. At the time of the grant of any option, the Committee may in its discretion designate that such option shall be made subject to additional restrictions to permit it to qualify as an "incentive stock option" under the requirements of Section 422 of the Code. Any option designated as an incentive stock option:

          (i) shall be for a period of not more than 10 years (five years in the case of an incentive stock option granted to a 10% Owner) from the Grant Date, and shall be subject to earlier termination as provided herein or in the applicable Award Agreement;

          (ii) shall not have an aggregate Fair Market Value (determined for each incentive stock option at its Grant Date) of Stock with respect to which incentive stock options are exercisable for the first time by such Grantee during any calendar year (under the Plan and any other employee stock option plan of the Grantee's employer or any parent or Subsidiary thereof ("Other Plans")), determined in accordance with the provisions of
     Section 422 of the Code, which exceeds $100,000 (the "$100,000 Limit");

          (iii) shall, if the aggregate Fair Market Value of Stock (determined on the Grant Date) with respect to the portion of such grant which is exercisable for the first time during any calendar year ("Current Grant") and all incentive stock options previously granted under the Plan and any Other Plans which are exercisable for the first time during a calendar year ("Prior Grants") would exceed the $100,000 Limit, be exercisable as follows:

             (A) the portion of the Current Grant which would, when added to any Prior Grants, be exercisable with respect to Stock which would have an aggregate Fair Market Value (determined as of the respective Grant Date for such options) in excess of the $100,000 Limit shall, notwithstanding the terms of the Current Grant, be exercisable for the first time by the Grantee in the first subsequent calendar year or years in which it could be exercisable for the first time by the Grantee when added to all Prior Grants without exceeding the $100,000 Limit; and

             (B) if, viewed as of the date of the Current Grant, any portion of a Current Grant could not be exercised under the preceding provisions of this Section during any calendar year commencing with the calendar year in which it is first exercisable through and including the last calendar year in which it may by its terms be exercised, such portion of the Current Grant shall not be an incentive stock option, but shall be exercisable as a separate option at such date or dates as are provided in the Current Grant;

          (iv) shall be granted within 10 years from the earlier of the date the Plan is adopted or the date the Plan is approved by the stockholders of the Company;

          (v) shall require the Grantee to notify the Committee of any disposition of any Stock issued pursuant to the exercise of the incentive stock option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) (any such circumstance, a "Disqualifying Disposition"), within 10 days of such Disqualifying Disposition; and

          (vi) shall by its terms not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee's lifetime, only by the Grantee; provided, however, that the Grantee may, to the extent provided in the Plan in any manner specified by the Committee, designate in writing a beneficiary to exercise his or her incentive stock option after the Grantee's death.

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Notwithstanding the foregoing and Section 4(c)(iv), the Committee may, without the consent of the Grantee, at any time before the exercise of an option (whether or not an incentive stock option), take any action necessary to prevent such option from being treated as an incentive stock option.

     7. NON-TRANSFERABILITY. Each Award granted hereunder shall not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee's lifetime, only by the Grantee or his or her guardian or legal representative, except that, subject to
Section 6(c)(vi) in respect of incentive stock options, a Grantee may in a manner and to the extent permitted by the Committee (a) designate in writing a beneficiary to exercise an Award after his or her death (provided, however, that no such designation shall be effective unless received by the office of the Company designated for that purpose prior to the Grantee's death) and (b) if the Award Agreement expressly permits, transfer an Option (other than an incentive stock option) for no consideration to any (i) member of the Grantee's Immediate Family, (ii) trust solely for the benefit of the Grantee or members of the Grantee's Immediate Family, (iii) partnership whose only partners are the Grantee or members of the Grantee's Immediate Family, or (iv) revocable inter vivos trust of which the Grantee is both the settlor and a trustee; provided, however, that the transferee shall remain subject to all of the terms and conditions applicable to such Award prior to such transfer.

     8. EXERCISE.

     (a) Subject to Section 4(c)(iii) and such terms and conditions as the Committee may impose, each option shall become exercisable with respect to 20% of the shares subject thereto on each of the first five anniversaries of the Grant Date of such option unless the Committee provides otherwise in the Award Agreement.

     (b) An option shall be exercised by the delivery to the Company during the Option Term of (i) written notice of intent to purchase a specific number of shares of Stock subject to the option, (ii) payment in full of the Option Price of such specific number of shares of Stock, and (iii) cash in an amount sufficient to satisfy all federal, state, and local tax withholding requirements related to the exercise ("Required Tax Withholding"). Payment of the Option Price may be made by any one or more of the following means:

        (i) cash;

          (ii) subject to the prior approval of the Committee, Stock held by the Grantee for at least six months before exercise of the option, valued at its Fair Market Value on the date of exercise; or

          (iii) through simultaneous sale through a broker of shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board.

In the discretion of the Committee, payment of the Option Price may also be made in accordance with Section 9 and Required Tax Withholding may also be satisfied in accordance with Section 10(a).

     (c) No option shall be exercisable by a Section 16 Person during the first six months after its Grant Date, except as may from time to time be permitted by the Committee.

     (d) In the event of a Change of Control, all unvested Awards shall become immediately fully exercisable, except as otherwise provided in Section 8(c).

     9. LOANS AND GUARANTEES. The Committee may in its discretion allow a Grantee to defer payment to the Company of all or any portion of (i) the Option Price of an option, and/or (ii) any taxes associated with the exercise of an Award, or cause the Company to guarantee a loan from a third party to the Grantee, in an amount equal to all or any portion of such Option Price, and/or any related taxes. Any such payment deferral or guarantee by the Company shall be on such terms and conditions as the Committee may determine. Notwithstanding the foregoing, a Grantee shall not be entitled to defer the payment of such Option Price or any related taxes unless the Grantee (i) enters into a binding obligation to pay the deferred amount and (ii) except with respect to treasury shares, pays upon exercise of an option an amount at least equal to the

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Minimum Consideration therefor. If the Committee has permitted a payment deferral or caused the Company to guarantee a loan pursuant to this Section, then the Committee may require the immediate payment of such deferred amount or the immediate release of such guarantee upon the Grantee's termination of employment or if the Grantee sells or otherwise transfers his or her shares of Stock purchased pursuant to such deferral or guarantee. The Committee may at any time in its discretion forgive the repayment of any or all of the principal of, or interest on, any such deferred payment obligation.

     10. MANDATORY TAX WITHHOLDING.

     (a) The Committee may in its discretion allow Required Tax Withholding to be satisfied in whole or in part by the withholding of such sums from compensation otherwise due to the Grantee or from any shares of Stock due to the Grantee under the Plan.

     (b) If any Disqualifying Disposition is made with respect to shares of Stock acquired under an incentive stock option granted pursuant to the Plan, then the person making such Disqualifying Disposition shall remit to the Company an amount sufficient to satisfy all Required Tax Withholding thereby incurred; provided that, in lieu of or in addition to the foregoing, the Company shall have the right to withhold such sums from compensation otherwise due to the Grantee or from any shares of Stock due to the Grantee under the Plan.

     11. ELECTIVE SHARE WITHHOLDING.

     (a) Subject to Section 11(b), a Grantee may, with the Committee's prior approval, elect the withholding ("Share Withholding") by the Company of a portion of the shares of Stock otherwise deliverable to such Grantee upon the exercise of an Award having a Fair Market Value equal to (i) the minimum amount necessary to satisfy required federal, state, or local tax withholding liability attributable to the exercise; or (ii) a greater amount, not to exceed the estimated total amount of such Grantee's tax liability with respect to the exercise.

     (b) Each Share Withholding election shall be subject to the following conditions:

          (i) any Grantee's election shall be subject to the Committee's discretion to revoke the Grantee's right to elect Share Withholding at any time whether or not the Committee has reserved the right to do so;

          (ii) the Grantee's election must be made before the date (the "Tax Date") on which the amount of tax to be withheld is determined;

          (iii) the Grantee's election shall be irrevocable;

          (iv) a Section 16 Person may not elect Share Withholding within six months after the grant of the related option (except if the Grantee dies or incurs a Disability before the end of the six-month period); and

          (v) except to the extent such condition may be waived by the securities law counsel to the Company, a Section 16 Person must elect Share Withholding either six months before the Tax Date or during the 10-business day period beginning on the third business day after the release of the Company's quarterly or annual summary statement of sales and earnings.

     12. TERMINATION OF EMPLOYMENT.

     (a) On Account of Death or Disability. Except as otherwise provided by the Committee in the Award Agreement, if a Grantee's employment terminates on account of death or Disability, then any unexercised option may be exercised, in whole or in part, whether or not exercisable immediately before such termination of employment, within one year after such termination of employment (but only during the Option Term) by the Grantee or, after his or her death, by (A) his or her personal representative or by the person to whom the option is transferred by will or the applicable laws of descent and distribution, (B) the Grantee's beneficiary

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designated in accordance with Sections 6(c)(vi) or 7, or (C) the then-acting trustee of the trust described in Section 7.

     (b) On Account of Retirement. Except as otherwise provided by the Committee in the Award Agreement, if a Grantee's employment terminates on account of Retirement, then any unexercised option may be exercised, in whole or in part, but only to the extent exercisable immediately before such termination of employment, within one year after such termination of employment (but only during the Option Term).

     (c) Any Other Reason. Except as otherwise provided by the Committee in the Award Agreement, if a Grantee's employment terminates for any reason other than for Retirement, death, or Disability, then any unexercised option may be exercised, in whole or in part, but only to the extent exercisable immediately before the Grantee's termination of employment, not later than one year after such termination of employment (but only during the Option Term).

     (d) Extended Exercisability. If the Grantee has entered into an agreement with the Company not to sell any shares of Stock (or the capital stock of a successor to the Company) for a specified period after the consummation of a business combination between the Company and another corporation or entity (the "Specified Period"), such option may be exercised in whole or in part until the later of the end of the post-termination period specified in Sections 12(a), 12(b) or 12(c), as applicable, or 10 business days after the expiration of the Specified Period.

     (e) Extension of Term. In the event of a termination of the Grantee's employment, the term of any Award (whether or not exercisable immediately before such termination) which would otherwise expire after the Grantee's termination of employment but before the end of the post-termination period described in Sections 12(a), 12(b) or 12(c), as applicable, for exercise of Awards may, in the Committee's discretion, be extended so as to permit any unexercised portion thereof to be exercised at any time within such period. The Committee may further extend the period of exercisability to permit any unexercised portion thereof to be exercised within a specified period provided by the Committee.

     13. PLANS OF NON-U.S. SUBSIDIARIES. The Committee may in its discretion authorize any non-U.S. Subsidiary to adopt a plan for granting Awards ("Non-U.S. Plan"). All Awards granted under such Non-U.S. Plan shall be treated as grants under the Plan. Such Non-U.S. Plans shall have such provisions as the Committee permits not inconsistent with the provisions of the Plan. Awards granted under a Non-U.S. Plan shall be governed by the terms of the Plan, except to the extent that the provisions of the Non-U.S. Plan are more restrictive than the provisions of the Plan, in which case the Non-U.S. Plan shall control.

     14. SUBSTITUTED AWARDS. If the Committee cancels any Award (granted under this Plan or any plan of any entity acquired by the Company or a Subsidiary), the Committee may in its discretion substitute a new Award therefor upon such terms and conditions consistent with the Plan as the Committee may determine; provided, that (a) the Option Price of any new option shall not be less than 100% (110% in the case of an incentive stock option granted to a 10% Owner) of the Fair Market Value of a share of Stock on the date of grant of the new Award;
(b) the Grant Date of the new Award shall be the date on which such new Award is granted; and (c) no Section 16 Person may exercise a substituted option within six months after the Grant Date (calculated without reference to this Section) of such substituted option, except as the Committee may otherwise provide.

     15. SECURITIES LAW MATTERS. If the Committee deems necessary to comply with any applicable securities law, the Committee may require a written investment intent representation by the Grantee and may require that a restrictive legend be affixed to certificates for shares of Stock. If, based upon the advice of counsel for the Company, the Committee determines that the exercise of any Award would violate any applicable provision of (i) federal or state securities laws or (ii) the listing requirements of any national securities exchange or national market system on which are listed any of the Company's equity securities, then the Committee may postpone any such exercise, but the Company shall use all reasonable efforts to cause such exercise to comply with all such provisions at the earliest practicable date.

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     16. NO EMPLOYMENT RIGHTS. Neither the establishment of the Plan, nor the grant of any Award shall (a) give any Grantee the right to remain employed by the Company or any Subsidiary or to any benefits not specifically provided by the Plan or (b) modify the right of the Company or any Subsidiary to modify, amend, or terminate any employee benefit plan.

     17. RIGHTS AS A STOCKHOLDER. A Grantee shall not, by reason of any Award, have any right as a stockholder of the Company with respect to the shares of Stock which may be deliverable upon exercise of such Award until such shares have been delivered to him.

     18. NATURE OF PAYMENTS. Awards shall constitute special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for the purposes of determining any pension, retirement, death or other benefits under (a) any pension, retirement, profit-sharing, bonus, life insurance or other employee benefit plan of the Company or any Subsidiary or (b) any agreement between the Company or any Subsidiary, on the one hand, and the Grantee, on the other hand, except as such plan or agreement shall otherwise expressly provide.

     19. NON-UNIFORM DETERMINATIONS. The Committee's determinations under the Plan need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards, whether or not such persons are similarly situated. Without limiting the generality of the foregoing, the Committee shall be entitled, to enter into non-uniform and selective Award Agreements as to (a) the identity of the Grantees, (b) the terms and provisions of Awards, and (c) the treatment of terminations of employment.

     20. ADJUSTMENTS. The Committee shall make equitable adjustment of (i) the numbers of shares of Stock available under Sections 3 and 6(a)(iv), (ii) the number of shares of Stock covered by an Award, and (iii) the Option Price of all outstanding options to reflect a stock dividend, stock split, reverse stock split, share combination, recapitalization, merger, consolidation, asset spin-off, split-off, reorganization, rights offering, liquidation or similar event, of or by the Company.

     21. STOCKHOLDER APPROVAL; AMENDMENTS.

     (a) No Option shall become exercisable until at least six months after the Plan has been approved by the holders of a majority of the shares of Common Stock present and entitled to vote thereon at a meeting of the stockholders of the Company. If such approval is not obtained on or before the first anniversary of the Effective Date, all outstanding Options shall expire, no additional Options shall be granted and the Plan shall terminate.

     (b) The Board may from time to time in its discretion amend the Plan without the approval of the Company's stockholders, except as such stockholder approval may be required (a) to permit the grant of Awards to Section 16 Persons under, and transactions in Stock by Section 16 Persons pursuant to, the Plan to be exempt from potential liability under Section 16(b) of the 1934 Act or (b) under the listing requirements of any securities exchange or national market system on which are listed the Company's equity securities.

     22. TERMINATION OF THE PLAN. The Plan shall terminate on the tenth (10th) anniversary of the Effective Date or at such earlier time as the Board may determine. No termination shall affect any Award then outstanding under the Plan.

     23. NO ILLEGAL TRANSACTIONS. The Plan and all Awards granted pursuant to it are subject to all applicable laws and regulations. Notwithstanding any provision of the Plan or any Award, Grantees shall not be entitled to exercise Awards, and the Company shall not be obligated to deliver any Stock, if such exercise or delivery would constitute a violation by the Grantee or the Company of any applicable law or regulation.

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     24. CONTROLLING LAW. The law of Delaware, except its law with respect to choice of law, shall control all matters relating to the Plan.

     25. SEVERABILITY. If any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any other part of the Plan. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

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